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                                                                      EXHIBIT 12


DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(In millions, except ratios)
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
                                                   ----------    ----------      ---------       ---------       --------
                                                      2001          2000            1999            1998            1997
                                                   ----------    ----------      ---------       ---------       --------
Earnings (loss):
    Earnings (loss) before income taxes and
     cumulative effect of accounting change        $(1,864)        $ 1,549         $ 2,093         $ 1,776         $ 1,543

Add (deduct):
    Fixed charges from below                         1,178           1,056             800             682             675
    Interest capitalized                               (32)            (45)            (48)            (40)            (36)

Earnings (loss) as adjusted                        $  (718)        $ 2,560         $ 2,845         $ 2,418         $ 2,182

Fixed charges:
    Interest expense                               $   531         $   426         $   250         $   179         $   201
    Portion of rental expense                          647             630             550             503             474
     representative of the interest factor

Total fixed charges                                $ 1,178         $ 1,056         $   800         $   682         $   675

Ratio of earnings to fixed charges                   (0.61)           2.42            3.56            3.55            3.23
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